UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

HURON CONSULTING GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Huron Consulting Group Inc.

Supplement to Proxy Statement

For 2018 Annual Meeting of Stockholders

To Be Held on May 4, 2018

This supplement to proxy statement, dated April 25, 2018 (this “Supplement”), supplements the proxy statement dated March 26, 2018 (the “Proxy Statement”), previously mailed and made available to our stockholders in connection with the solicitation by our Board of Directors of proxies to be voted at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Huron Consulting Group Inc. (the “Company,” “we,” or “us”), to be held on May 4, 2018, beginning at 11:00 a.m. Central Time, at 550 West Van Buren Street, Chicago, Illinois 60607. The Company is providing this Supplement solely to correct a typographical error in the last table appearing on page 27 of the Proxy Statement under the heading “2018 NEO Compensation Program Design Changes.” The corrected table is provided below and replaces the original table in the Proxy Statement in its entirety.

The 2018 long-term incentive program design is summarized below:

Vehicles	Weighting	Performance Measure	Performance/Vesting Timeline
Performance Units	70%	40% Adjusted Diluted EPS 30% Revenue Growth	Three-Year (cliff)
Restricted Shares	30%	Continued employment	Three-Year (ratable)

Additional Information

If you have already voted by Internet, telephone, or by mail, you do not need to take any action unless you wish to change your vote. Proxy voting instructions already returned by stockholders (via Internet, telephone, or mail) will remain valid and will be voted at the Annual Meeting unless revoked.

Important information regarding how to vote your shares and revoke proxies already cast is available in the Proxy Statement under the caption “Quorum and Voting Requirements.”

Other than as described above, this Supplement does not revise or update any other information in the Proxy Statement and should be read in conjunction with the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.